Exhibit 99.1

November 7, 2018	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2018 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week third quarter ended October 6, 2018.

Summary:

Compared to the prior year third quarter where applicable

•	Sales decreased 1.0% to $923.4 million.

•	Diluted EPS increased to $0.19 from a loss of $0.16.

•	Adjusted diluted EPS (1) was unchanged at $0.23.

•	Revised earnings guidance for fiscal 2018: The company now expects adjusted diluted EPS in the range of $0.90 to $0.95.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks

“In the third quarter, our strong brand portfolio achieved record market share. We also made additional organizational changes designed to enhance performance and increase accountability,” said Allen Shiver, Flowers Foods’ president and CEO. “We are continuing to take steps to optimize our supply chain, including the start-up of a high-speed production bun line in Oxford, Pa., and the closing of an inefficient bakery in Brattleboro, Vt. Extending our portfolio into adjacent product segments is a strategic priority, and today, we announced the acquisition of Canyon Bakehouse, a leading producer of gluten-free bakery products. Gluten-free is a growing segment of the category, and one where we believe we can leverage our powerful distribution network to grow enterprise value.”

“Despite progress on our strategic priorities, we are not satisfied with our performance this quarter. We continue to face a challenging operating environment that impacted our third quarter financial results and our full-year outlook. Sales in the quarter were down, compared to the prior year, due to expected losses of low-margin foodservice business, lower hurricane-related volumes, and disruptions related to inferior yeast. We expect these headwinds to be transitory. Also impacting results in the quarter were inflationary cost pressures from commodities and transportation. We are working to address these higher costs through pricing actions and our ongoing savings initiatives.”

Mr. Shiver continued, “Flowers’ competitive advantages lie in our leading brands, efficient bakeries, and flexible distribution platform. Through our multi-year transformational plan, we intend to maximize these advantages to improve margins, reinvigorate core brands, and grow profitably in adjacent product segments. We are on track to achieve the upper end of our gross savings targets for 2018, and are confident that our plan will enable Flowers to achieve long-term success and deliver sustainable, top-tier shareholder returns.”

Revised Outlook for Fiscal 2018:

•	Expected sales in the range of approximately $3.921 billion to $3.982 billion, representing growth of approximately 0.0% to 1.6%.

•

Expected adjusted diluted EPS in the range of approximately $0.90 to $0.95, representing growth of approximately 1.1% to 6.7%. Previously the company had expected adjusted diluted EPS in the range of $1.00 to $1.07.

•

Adjusted EPS guidance excludes consulting and restructuring costs associated with Project Centennial, the company’s multi-year transformational plan, which are expected to be in the range of $13 million to $15 million, and costs associated with matters affecting comparability that cannot be practicably estimated. See reconciliations of non-GAAP measures in the financial statements following this release.

Announced Acquisition of Canyon Bakehouse

In a separate press release issued today, the company announced that it has entered into an agreement to acquire Canyon Bakehouse LLC in a transaction valued at $205 million, or $175 million net of the present value of future tax benefits. With the fastest-growing gluten-free bread loaf brand in the U.S., Canyon Bakehouse provides Flowers an entrance to the growing and under penetrated gluten-free bakery market. Flowers intends to leverage its national distribution network to drive growth of Canyon Bakehouse products and create enhanced value. The acquisition, which is subject to regulatory approval and customary closing conditions, is expected to be completed later in the fourth quarter of 2018.

Update on Project Centennial & Strategic Priorities

The company is executing on its strategic priorities under Project Centennial and implementing several initiatives to reinvigorate the core business, capitalize on product adjacencies, reduce costs to fuel growth, and develop leading capabilities. Launched in 2016, Project Centennial is an enterprise-wide, multi-year effort to streamline operations, drive efficiencies, and invest in strategic capabilities strengthening Flowers’ competitive position, drive profitable revenue growth, and create shareholder value.

Highlights of the company’s progress in 2018 to date include:

•

On track to realize total gross savings at the upper end of the $38 million to $48 million target, primarily from a more efficient organizational structure and reduced spending on purchased goods and services.

•	Entered into an agreement to acquire Canyon Bakehouse, a leading producer of gluten-free bakery products.

•	Began operating a high-speed bun line in Pennsylvania and announced closure of an inefficient bakery in Vermont.

•	Continued to refine its organizational structure to better align operating functions, enhance execution, and improve accountability.

•	Realized a significant decrease in selling, distribution, and administrative (SD&A) workforce-related expenses due to organizational restructuring.

•	Grew the recently launched Nature’s Own Perfectly Crafted, a line of artisan-inspired, thick-sliced bakery breads, and Dave’s Killer Bread Boomin’ Berry bagels.

•	Implemented enhanced working capital policies that improved the cash conversion cycle and generated incremental cash flow.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Weeks Ended
	Oct. 6, 2018	Oct. 7, 2017
Net income (loss) per diluted common share	$0.19	$(0.16)
Project Centennial consulting costs	NM	0.02
Restructuring and related impairment charges	NM	0.29
Pension plan settlement loss	NM	0.01
Legal settlements	0.04	0.01
Recovery of loss on inferior ingredients	(0.01)	—
Multi-employer pension plan withdrawal costs	—	0.05

Adjusted net income per diluted common share	$0.23	$0.23

NM - Not Meaningful
Certain amounts may not compute due to rounding.

Consolidated Third Quarter 2018 Summary

Compared to the prior year third quarter where applicable

•	Sales decreased 1.0% to $923.4 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 2.5%

•	Volume: -3.5%

•

Net income for the current quarter was $39.6 million compared to a net loss of $33.6 million in the prior year quarter. Excluding matters affecting comparability, net income increased $0.4 million, or 0.9%, to $48.7 million.

•

Operating income for the current quarter was $53.5 million compared to a net loss of $52.1 million in the prior year quarter. Excluding matters affecting comparability, operating income decreased $13.4 million, or 17.1%, to $64.7 million.

•	Adjusted EBITDA decreased 13.2% to $97.5 million, or 10.6% of sales, a 140-basis point decline.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 52.6% of sales, a 150-basis-point increase. These costs were higher as a percent of sales due to increased commodity prices, softer production volumes, increased outside purchases of product (primarily DKB branded breakfast items), and decreased manufacturing efficiencies.

•

SD&A expenses were 38.2% of sales, a 10-basis point-decrease. Lower workforce-related costs, as a percentage of sales, were partially offset by higher distributor distribution fees due to a larger portion of sales being sold via independent distributors. Higher legal settlements were mostly offset by lower Project Centennial-related consulting costs. Additionally, higher transportation costs in the current quarter partially offset the decrease in SD&A expenses.

•	Depreciation and Amortization (D&A) expenses were $32.7 million, 3.5% of sales, flat with the prior year third quarter.

On a consolidated basis, branded retail sales decreased 0.7% to $547.4 million, store branded retail sales increased 1.7% to $141.0 million, while non-retail and other sales decreased 3.2% to $235.1 million. Volume declines drove the decrease in branded retail sales as the company cycled hurricanes in the prior year quarter. Partially offsetting the decline was continued sales growth from DKB organic products, growth in our expansion markets, the contribution from Nature’s Own Perfectly Crafted breads, and more favorable price/mix. Store branded retail sales increased primarily due to positive price/mix. Volume declines in foodservice and vending items drove the decrease in non-retail and other sales, partially offset by positive price/mix.

DSD Segment Summary

Compared to the prior year third quarter where applicable

•	Sales decreased 0.9% to $780.3 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 2.1%

•	Volume: -3.0%

•

Operating income for the current quarter was $58.8 million compared to an operating loss of $20.3 million in the prior year quarter. In the prior year quarter, the company recognized restructuring and related impairment charges, multi-employer pension plan withdrawal costs, and costs related to legal settlements totaling $99.1 million.

•	Adjusted EBITDA decreased 11.6% to $94.7 million.

DSD Segment branded retail sales were unchanged at $514.4 million, store branded retail sales increased 3.4% to $114.6 million, while non-retail and other sales decreased 6.7% to $151.3 million. Branded retail sales were consistent with the prior year quarter as positive price/mix was offset by volume declines. In the prior year quarter, hurricanes positively impacted volume. Sales of DKB products continued to increase along with Nature’s Own Perfectly Crafted breads introduced in the second quarter of fiscal 2018, and in expansion markets. These gains were more than offset by volume declines for other branded products. Store branded retail sales increased quarter over quarter due to positive price/mix and volume growth. Significant volume declines in foodservice primarily resulted in the decrease in non-retail and other sales. Foodservice sales were impacted by inferior yeast and the shift of certain foodservice business from the DSD Segment to the Warehouse Segment.

The significant favorable change in DSD Segment operating income primarily resulted from $76.6 million of restructuring and related impairment charges and $18.3 million of multi-employer pension plan withdrawal costs incurred in the prior year quarter, as well as the benefit of the voluntary separation incentive program and other restructuring activities, lower employee compensation costs and the recovery of a portion of the loss on inferior ingredients in the current quarter. Increased product costs, increased distributor distribution fees, higher legal settlements of $6.5 million, and increased marketing investments partially offset the overall improvement in operating income.

Warehouse Segment Summary

Compared to the prior year third quarter where applicable

•	Sales decreased 1.6% to $143.2 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 3.3%

•	Volume: -4.9%

•

Operating income for the current quarter was $5.9 million compared to an operating loss of $9.1 million in the prior year quarter. In the prior year quarter, the company recognized restructuring and related impairment charges totaling $20.1 million.

•	Adjusted EBITDA decreased 16.7% to $13.1 million.

Warehouse Segment branded retail sales decreased 10.9% to $32.9 million, store branded retail sales decreased 5.0% to $26.4 million, while non-retail and other sales increased 3.8% to $83.8 million. Branded retail sales decreased mostly due to volume declines in branded cake and to a lesser extent in warehouse-delivered branded organic bread. Sales of store branded retail items decreased primarily due to volume decreases in store branded cake. Non-retail and other sales, which include contract manufacturing, vending and foodservice, increased primarily from significant volume growth in foodservice sales and to a lesser extent the shift of certain foodservice business from the DSD Segment to the Warehouse Segment in the current year period and increased contract manufacturing, partially offset by declines in vending sales.

The significant favorable change in the Warehouse Segment operating income was primarily due to prior year restructuring costs of $20.1 million and lower workforce-related costs in the current year quarter, partially offset by sales declines, higher product and distribution costs, a $1.1 million legal settlement and $1.1 million of loss on inferior ingredients in the current year quarter.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•

Unallocated corporate expenses decreased 120 basis points to 1.2% of consolidated sales, primarily due to the $6.3 million decrease in Project Centennial consulting costs, prior year period restructuring charges of $3.8 million, and to a lesser extent, reduced workforce-related expenses.

Cash Flow, Dividends, Share Repurchases, and Capital Allocation

In the third quarter of fiscal 2018, cash flow from operating activities was $83.4 million, capital expenditures were $25.5 million, and dividends paid were $38.0 million.

There are 6.6 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases from time to time under this authorization.

Conference Call

Flowers Foods will hold a conference call to discuss its third quarter 2018 earnings at 8:30 a.m. (Eastern) on November 8, 2018. The call can be accessed by clicking on the webcast link on flowersfoods.com/investors. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2017 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products.

Among the company’s top brands are Nature’s Own, Wonder, Dave’s Killer Bread, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) general economic and business conditions and the competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, including as a result of product recalls or safety concerns related to our products, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value, (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries, (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) product recalls or safety concerns related to our products, and (n) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted operating income, adjusted operating income by segment, adjusted EBIT by segment, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Sales	$923,449	$932,822	$3,071,185	$3,047,110
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	485,680	476,264	1,599,673	1,552,578
Selling, distribution and administrative expenses	353,051	356,826	1,167,879	1,175,434
Gain on divestiture	—	—	—	(28,875)
Loss (recovery) on inferior ingredients	(1,891)	—	1,993	—
Restructuring and related impairment charges	497	100,549	2,557	100,549
Impairment of assets	—	—	2,483	—
Multi-employer pension plan withdrawal costs	—	18,268	2,322	18,268
Depreciation and amortization expense	32,662	32,972	111,949	114,288

Income (loss) from operations	53,450	(52,057)	182,329	114,868
Other pension cost (benefit)	(171)	(1,321)	(1,204)	(4,687)
Pension plan settlement loss	930	3,030	6,633	3,030
Interest expense, net	1,565	2,730	6,214	11,056

Income (loss) before income taxes	51,126	(56,496)	170,686	105,469
Income tax expense (benefit)	11,496	(22,925)	34,367	33,882

Net income (loss)	$39,630	$(33,571)	$136,319	$71,587

Net income (loss) per diluted common share	$0.19	$(0.16)	$0.64	$0.34

Diluted weighted average shares outstanding	211,564	209,606	211,452	210,231

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Sales:
Direct-Store-Delivery	$780,253	$787,255	$2,592,363	$2,580,007
Warehouse Delivery	143,196	145,567	478,822	467,103

	$923,449	$932,822	$3,071,185	$3,047,110

Gain on divestiture:
Warehouse Delivery	$—	$—	$—	$(28,875)

	$—	$—	$—	$(28,875)

Loss (recovery) on inferior ingredients
Direct-Store-Delivery	$(2,986)	$—	$898	$—
Warehouse Delivery	1,095	—	1,095	—

	$(1,891)	$—	$1,993	$—

Restructuring and impairment related charges:
Direct-Store-Delivery	$289	$76,625	$2,187	$76,625
Warehouse Delivery	175	20,091	251	20,091
Unallocated Corporate	33	3,833	119	3,833

	$497	$100,549	$2,557	$100,549

Impairment of assets:
Direct-Store-Delivery	$—	$—	$2,483	$—

	$—	$—	$2,483	$—

Multi-employer pension plan withdrawal costs:
Direct-Store-Delivery	$—	$18,268	$2,322	$18,268

	$—	$18,268	$2,322	$18,268

Depreciation and amortization expense:
Direct-Store-Delivery	$27,676	$28,286	$95,273	$98,703
Warehouse Delivery	4,916	4,769	16,443	15,841
Unallocated Corporate	70	(83)	233	(256)

	$32,662	$32,972	$111,949	$114,288

EBIT income (loss):
Direct-Store-Delivery	$58,819	$(20,338)	$197,725	$146,388
Warehouse Delivery	5,866	(9,082)	31,563	47,202
Unallocated Corporate	(11,235)	(22,637)	(46,959)	(78,722)

	$53,450	$(52,057)	$182,329	$114,868

Pension plan settlement loss:
Unallocated Corporate	$930	$3,030	$6,633	$3,030

	$930	$3,030	$6,633	$3,030

EBITDA income (loss):
Direct-Store-Delivery	$86,592	$8,047	$293,321	$245,422
Warehouse Delivery	10,782	(4,313)	48,006	63,043
Unallocated Corporate	(12,021)	(24,528)	(52,478)	(77,652)

	$85,353	$(20,794)	$288,849	$230,813

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

October 6, 2018
Assets
Cash and Cash Equivalents	$49,727
Other Current Assets	494,104
Property, Plant & Equipment, net	720,197
Distributor Notes Receivable (includes $25,804 current portion)	229,380
Other Assets	12,428
Cost in Excess of Net Tangible Assets, net	1,187,301

Total Assets	$2,693,137

Liabilities and Stockholders’ Equity
Current Liabilities	$390,125
Long-term Debt and Capital Leases (includes $11,286 current portion)	825,376
Other Liabilities	200,068
Stockholders’ Equity	1,277,568

Total Liabilities and Stockholders’ Equity	$2,693,137

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week	For the 12 Week	For the 40 Week	For the 40 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Cash flows from operating activities:
Net income	$39,630	$(33,571)	$136,319	$71,587
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	34,592	87,977	149,978	150,151
Changes in assets and liabilities and pension contributions	9,214	(3,347)	(54,238)	2,288

Net cash provided by operating activities	83,436	51,059	232,059	224,026

Cash flows from investing activities:
Purchase of property, plant and equipment	(25,458)	(19,294)	(74,992)	(51,213)
Divestiture of assets	—	—	—	41,230
Proceeds from sale of property, plant and equipment	76	382	1,366	1,694
Other	1,015	(1,674)	214	(4,515)

Net cash disbursed for investing activities	(24,367)	(20,586)	(73,412)	(12,804)

Cash flows from financing activities:
Dividends paid	(37,959)	(35,606)	(112,247)	(105,207)
Exercise of stock options	—	2,880	791	9,296
Stock repurchases	—	—	(2,489)	(2,671)
Net change in debt borrowings	(1,250)	6,850	(3,750)	(101,250)
Other	313	(4,702)	3,646	(10,726)

Net cash disbursed for financing activities	(38,896)	(30,578)	(114,049)	(210,558)

Net increase (decrease) in cash and cash equivalents	20,173	(105)	44,598	664
Cash and cash equivalents at beginning of period	29,554	7,179	5,129	6,410

Cash and cash equivalents at end of period	$49,727	$7,074	$49,727	$7,074

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Net income (loss) per diluted common share	$0.19	$(0.16)	$0.64	$0.34
Gain on divestiture	—	—	—	(0.09)
Loss (recovery) on inferior ingredients	(0.01)	—	0.01	—
Restructuring and related impairment charges	NM	0.29	0.01	0.29
Project Centennial consulting costs	NM	0.02	0.03	0.09
Legal settlements and lease terminations	0.04	0.01	0.08	0.02
Pension plan settlement loss	NM	0.01	0.02	0.01
Multi-employer pension plan withdrawal costs	—	0.05	0.01	0.05
Adjustment to prior year provisional tax reform benefit	—	—	(0.03)	—

Adjusted net income per diluted common share	$0.23	$0.23	$0.78	$0.72

NM—not meaningful. Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Sales	$923,449	$932,822	$3,071,185	$3,047,110
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	485,680	476,264	1,599,673	1,552,578

Gross Margin excluding depreciation and amortization	437,769	456,558	1,471,512	1,494,532
Less depreciation and amortization for production activities	18,610	19,553	62,798	67,168

Gross Margin	$419,159	$437,005	$1,408,714	$1,427,364

Depreciation and amortization for production activities	$18,610	$19,553	$62,798	$67,168
Depreciation and amortization for selling, distribution and administrative activities	14,052	13,419	49,151	47,120

Total depreciation and amortization	$32,662	$32,972	$111,949	$114,288

	Reconciliation of Net Income (Loss) to Adjusted EBIT and Adjusted EBITDA
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Net income (loss)	$39,630	$(33,571)	$136,319	$71,587
Income tax expense (benefit)	11,496	(22,925)	34,367	33,882
Interest expense, net	1,565	2,730	6,214	11,056
Other pension cost (benefit)	(171)	(1,321)	(1,204)	(4,687)
Pension plan settlement loss	930	3,030	6,633	3,030

Earnings before interest and income taxes	53,450	(52,057)	182,329	114,868
Gain on divestiture	—	—	—	(28,875)
Loss (recovery) on inferior ingredients	(1,891)	—	1,993	—
Restructuring and related impairment charges	497	100,549	2,557	100,549
Project Centennial consulting costs	729	7,050	9,376	31,845
Legal settlements and lease terminations	11,921	4,253	21,616	5,068
Multi-employer pension plan withdrawal costs	—	18,268	2,322	18,268

Adjusted EBIT	64,706	78,063	220,193	241,723
Other pension cost (benefit)	171	1,321	1,204	4,687
Depreciation and amortization	32,662	32,972	111,949	114,288
Lease termination depreciation impact	—	—	—	(1,844)

Adjusted EBITDA	$97,539	$112,356	$333,346	$358,854

Sales	$923,449	$932,822	$3,071,185	$3,047,110
Adjusted EBITDA margin	10.6%	12.0%	10.9%	11.8%

	Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Income tax expense (benefit)	$11,496	$(22,925)	$34,367	$33,882
Tax impact of:
Gain on divestiture	—	—	—	(11,117)
Loss (recovery) on inferior ingredients	(477)	—	503	—
Restructuring and related impairment charges	125	38,711	646	38,711
Project Centennial consulting costs	184	2,714	2,367	12,260
Legal settlements and lease terminations	3,010	1,638	5,458	1,952
Pension plan settlement loss	235	1,167	1,675	1,167
Multi-employer pension plan withdrawal costs	—	7,033	586	7,033
Adjustment to prior year provisional tax reform benefit	—	—	5,575	—

Adjusted income tax expense	$14,573	$28,338	$51,177	$83,888

	Reconciliation of Net Income (Loss) to Adjusted Net Income
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Net income (loss)	$39,630	$(33,571)	$136,319	$71,587
Gain on divestiture	—	—	—	(17,758)
Loss (recovery) on inferior ingredients	(1,414)	—	1,490	—
Restructuring and related impairment charges	372	61,838	1,911	61,838
Project Centennial consulting costs	545	4,336	7,009	19,585
Legal settlements and lease terminations	8,911	2,615	16,158	3,116
Pension plan settlement loss	695	1,863	4,958	1,863
Multi-employer pension plan withdrawal costs	—	11,235	1,736	11,235
Adjustment to prior year provisional tax reform benefit	—	—	(5,575)	—

Adjusted net income	$48,739	$48,316	$164,006	$151,466

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Earnings (loss) before interest and income taxes	$58,819	$(20,338)	$197,725	$146,388
Loss (recovery) on inferior ingredients	(2,986)	—	898	—
Restructuring and related impairment charges	289	76,625	2,187	76,625
Legal settlements and lease terminations	10,827	4,253	20,522	5,068
Multi-employer pension plan withdrawal costs	—	18,268	2,322	18,268

Adjusted EBIT	66,949	78,808	223,654	246,349
Depreciation and amortization	27,676	28,286	95,273	98,703
Depreciation on lease terminations	—	—	—	(1,844)
Other pension cost (benefit)	97	99	323	331

Adjusted EBITDA	$94,722	$107,193	$319,250	$343,539

Sales	$780,253	$787,255	$2,592,363	$2,580,007
Adjusted EBITDA margin	12.1%	13.6%	12.3%	13.3%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Warehouse Delivery
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Earnings (loss) before interest and income taxes	$5,866	$(9,082)	$31,563	$47,202
Gain on divestiture	—	—	—	(28,875)
Loss on inferior ingredients	1,095	—	1,095	—
Legal settlements and lease terminations	1,094	—	1,094	—
Restructuring and related impairment charges	175	20,091	251	20,091

Adjusted EBIT	8,230	11,009	34,003	38,418
Depreciation and amortization	4,916	4,769	16,443	15,841

Adjusted EBITDA	$13,146	$15,778	$50,446	$54,259

Sales	$143,196	$145,567	$478,822	$467,103
Adjusted EBITDA margin	9.2%	10.8%	10.5%	11.6%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period	For the 12 Week Period	For the 40 Week Period	For the 40 Week Period
	Ended	Ended	Ended	Ended
	October 6, 2018	October 7, 2017	October 6, 2018	October 7, 2017
Earnings (loss) before interest and income taxes	$(11,235)	$(22,637)	$(46,959)	$(78,722)
Restructuring and related impairment charges	33	3,833	119	3,833
Project Centennial consulting costs	729	7,050	9,376	31,845

Adjusted EBIT	$(10,473)	$(11,754)	$(37,464)	$(43,044)
Depreciation and amortization	70	(83)	233	(256)
Other pension cost (benefit)	74	1,222	881	4,356

Adjusted EBITDA	$(10,329)	$(10,615)	$(36,350)	$(38,944)

	Reconciliation of Earnings per Share - Full Year Fiscal
	2018 Guidance
	Range Estimate
Net income per diluted common share	$0.76	to	$0.81
Project Centennial reorganization and consulting costs	0.05		0.05
Loss (recovery) on inferior ingredients	0.01		0.01
Legal settlements	0.08		0.08
Pension plan settlement loss	0.02		0.02
Multi-employer pension plan withdrawal costs	0.01		0.01
Adjustment to prior year provisional tax reform benefit	(0.03)		(0.03)

Adjusted net income per diluted common share	$0.90	to	$0.95

Flowers Foods, Inc.

Sales Bridge

		Net		Total Sales
For the 12 Week Period Ended October 6, 2018	Volume	Price/Mix	Divestiture	Change
Direct-Store-Delivery	-3.0%	2.1%	0.0%	-0.9%
Warehouse Delivery	-4.9%	3.3%	0.0%	-1.6%
Total Flowers Foods	-3.5%	2.5%	0.0%	-1.0%

		Net		Total Sales
For the 40 Week Period Ended October 6, 2018	Volume	Price/Mix	Divestiture	Change
Direct-Store-Delivery	-2.0%	2.5%	0.0%	0.5%
Warehouse Delivery	3.2%	-0.5%	-0.2%	2.5%
Total Flowers Foods	-0.8%	1.6%	0.0%	0.8%